Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
HOLDS SECOND ANNUAL MEETING OF STOCKHOLDERS
MINNEAPOLIS, MN, April 8, 2010 – RiverSource LaSalle International Real Estate Fund, Inc., formerly known as Seligman LaSalle International Real Estate Fund, Inc. (the “Fund”) (NYSE: SLS), today held its Second Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Fund’s Board of Directors on each of the two proposals at the Meeting.
Stockholders re-elected five Directors at the Meeting. The re-elected Directors are Ms. Anne P. Jones and Messrs. Arne H. Carlson, John F. Maher, Leroy C. Richie and William F. Truscott. Except for Ms. Jones, whose term as Director will expire at the Fund’s 2012 annual meeting of stockholders, the re-elected Directors’ terms will expire at the Fund’s 2013 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Fund’s independent registered public accounting firm for 2010.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
Investments in real estate securities may be subject to specific risks, such as risks related to general and local economic conditions and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.
Investments in foreign securities involve certain risks not associated with investments in U.S. companies, including the risks of a particular country, including the political, regulatory, economic, social and other conditions of the country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. For emerging markets, these risks are even greater.
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company, LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
There is no guarantee that the Fund’s investment goals/objectives will be met, and you could lose money.
NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY